Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 19, 2024, relating to the consolidated financial statements of Nuo Therapeutics, Inc. as of December 31, 2023 and for the year then ended appearing in the Annual Report on Form 10-K of Nuo Therapeutics, Inc. for the year ended December 31, 2024.  We were dismissed as auditors on June 7, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Annual Report on Form 10-K for the periods after the date of our dismissal.

/s/ Marcum LLP

Houston, Texas

May 1, 2025